Exhibit 10.9

Capital increase agreement of Puhui Wealth Investment Management (Beijing) Co., Ltd.

Puhui Wealth Investment Management (Beijing) Co., Ltd.

The capital increase agreement (“this Agreement”) shall be signed at Dongcheng District, Beijing on Aug. 28, 2017:

Capital increase party (Party A):

Beijing Xietong Shifu Asset Management Co., Ltd. (“Xietong Shifu”) (as the fund manager of Seven-month Fund “Hanmeng Shengshi Danyu Xietong Shifu private equity investment fund, makes investment on behalf of the fund.

Registered address: Room 219, Building 12, No. 8, Xinjiekou Outer Street, Xicheng District, Beijing

Unified social credit code: 91110102095804526
Target company (Party B):

Puhui Wealth Investment Management (Beijing) Co., Ltd. (“Puhui Wealth”)

Registered address: Room 2, 10/F, W3 Office Building, Oriental Plaza, No. 1 Chang’an Street, Dongcheng District, Beijing

Unified social credit code: 911101010785400239

In accordance with the Company Law of the People’s Republic of China and Contract Law of the People’s Republic of China, parties of the Contract reach the following agreement on capital increase of Puhui Wealth Investment Management (Beijing) Co., Ltd. through negotiation:

Article I Overview of target company

1.1 Company name: Puhui Wealth Investment Management (Beijing) Co., Ltd.

1.2 Organizational type: other limited liability company

1.3 Business scope: investment management; investment consultation; enterprise management consultation; enterprise planning; economic trade consultation; computer technology training; market investigation; technological promotion service; undertaking display and exhibition. (1. Without approval of relevant department, it shall not raise fund in public mode; 2. not carry out security product and finance derivative transaction activity; 3. not grant loan; 4. not provide guarantee to enterprises other than the invested enterprise.

5. Shall not make promise of no loss of investment principal or minimum benefit to the investor. Enterprises can independently select business items and carry out operating activities. For items to be approved in accordance with law, enterprises shall carry out operating activities with approval from relevant department. Enterprises shall not carry out operating activities of items prohibited and limited by industrial policy of the city.

1.4 Registered capital, total share, category and amount of each share before capital increase:

Registered capital: RMB 53 million, total shares: 53 million and each share with face value of 1 yuan.

1.5 Share structure before capital increase:

Name of shareholders	Subscribed capital contribution (10 thousand yuan)	Equity ratio	Mode of contribution
Beijing Oriental Henghui Management Consulting Center (limited partnership)	2, 650	50%	Currency
Shanghai Fengsui Investment Management Co., Ltd.	1,600	30.1887%	Currency
KEENEX Investment Management (Shanghai) Co., Ltd.	500	9. 4340%	Currency
Beijing Oriental Polzne Management Consulting Center (limited partnership)	250	4. 7170%	Currency
Tibet Rongshun Enterprise Management Consulting Partnership (limited partnership)	201.97	3. 8107%	Currency
Banyan Capital (Shenzhen) Investment Center (limited partnership)	98. 03	1.8496%	Currency
Total	5, 300	100%	/

Article 2 Mode of increasing capital and share

2.1 Increase in capital and share in this Agreement refers to capital increase of the target company-Xietong Shifu.

2.2 Party A increases capital in currency of RMB 16.5 million, wherein, RMB 5.753289 million is listed in the registered capital of Party B and RMB 10.746711 is listed in the capital reserve of Party B.

2.3 Registered capital, total share, category and amount of each share after capital increase of the target company:

Registered capital: RMB 58,753,289, total shares: 58,753,289 and each share with face value of 1 yuan.

2.4 Share structure of target company after capital increase

Name of shareholders	Subscribed capital contribution (10 thousand yuan)	Equity ratio	Mode of contribution
Beijing Oriental Henghui Management Consulting Center (limited partnership)	2, 650	45. 1039%	Currency
Shanghai Fengsui Investment Management Co., Ltd.	1600	27. 2325%	Currency

KEENEX Investment Management (Shanghai) Co., Ltd.	500	8.5102%	Currency
Beijing Oriental Polzne Management Consulting Center (limited partnership)	250	4.2551%	Currency
Tibet Rongshun Enterprise Management Consulting Partnership (limited partnership)	201.97	3.4375%	Currency
Banyan Capital (Shenzhen) Investment Center (limited partnership)	98.03	1.6685%	Currency
Beijing Xietong Shifu Assets Management Co., Ltd.	575.3289	9.7923%	Currency
Total	5875.3289	100%	/

Article 3 Composition of directors and supervisors

After capital increase, the directors/executive directors and supervisors of the target company may not be changed.

Article 4 Commitment and guarantee

4.1 Parties of the Agreement are enterprise legal persons established and exiting in accordance with law and obtaining all authorization, approval and recognition for the increase in capital and share.

4.2 Parties of this Agreement have the right and ability to sign this Agreement. The Agreement shall have legal binding on all parties once being signed.

4.3 Obligations of parties of this Agreement are legal and valid. The fulfillment of obligations may not conflict with other agreement obligations undertaken by all parties nor violate any law.

4.5 The target company guarantees that it’s established and existing in accordance with law, there are no major illegal matters that may cause major administrative penalty or criminal responsibility before the Agreement is signed.

4.6 Parties of the Agreement agree to modify the Articles of Association of the target company as per this Agreement.

4.7 Parties of this Agreement shall sign relevant documents after the Agreement is reached, provide relevant materials and complete industrial and commercial change registration formalities of the target company as quickly as possible.

Article V Taxes and expenses

5.1 Assessment fee, capital verification fee, business registration fee and property transfer deed tax arising in the process of capital increase shall be born by the target company.

5.2 Other taxes arising in the process of capital increase shall be paid respectively as per national laws, regulations and stipulations.

Article 6 Liability for breach of contract

6.1 If any party of the Agreement violates relevant agreement, which causes that the agreement purpose cannot be realized, the default party shall respectively pay 20% of increased amount as liquidated damages to the observant party. When the liquidated damage is insufficient for making up the loss of the observant party, the default party shall compensate the loss of the observant party.

Article 7 Confidentiality

7.1 All parties shall keep relevant information obtained from signing and fulfilling the Agreement confidential. Otherwise, the party disclosing trade secret shall compensate losses incurred to the other party.

7.1.1 Various provisions of this Agreement;

7.1.2 Negotiation relating to this Agreement;

7.1.3 Subject matter of this Agreement;

7.1.4 Business secretes of each party.

However, disclosure in 7.2 is excluded.

7.2 Parties of this Agreement can disclose information in 7.1 only in following conditions.

7.2.1 Legal requirements;

7.2.2 Requirements of any government agency and supervision authority with jurisdiction;

7.2.3 Make disclosure to professional advisers or attorneys of the party (if any);

7.2.4 Information is disclosed in the public area not for the default of the party;

7.2.5 Each party shall give written consent in advance.

7.3 After termination of this Agreement, this clause is still applicable without time limit.

Article 8 Force majeure

8.1 Any party’s failure to fulfill all or part of obligations under this Agreement due to force majeure rather than its own fault shall not be deemed as breach. If applicable, the party shall take all necessary remedies to reduce losses caused by force majeure.

8.2 The party suffering force majeure shall notify other parties in writing of the event and submit a report to other parties, which specifies cause for failure to perform all or part of obligations under the Agreement and delay performance within fifteen days after the event.

8.3 To postpone or terminate the Agreement (all or part) due to force majeure, parties of the Agreement shall make negotiation.

8.4 Force majeure shall be objective events that are unforeseeable, unavoidable and insuperable, which hinders, influences or delays any party from fulfilling all or part of obligations under the Agreement.

Article 9 Notice

9.1 Any notice of matters relating to this Contract shall be sent to the receipt’s communication address, fax or E-mail in the Agreement in person, by mail, fax or E-mail, which shall be deemed as service of notice.

Article 10 Dispute resolution

10.1 Disputes arising in the execution process of this Agreement shall be resolved through friendly negotiation of all parties. If negotiation fails, the disputes can be resolved through arbitration by Xi’an Arbitration Commission.

Article 11 By-laws

11.1 Unaccomplished matters in this Agreement shall be solved by all parties through negotiation at that time.

11.2 This Agreement shall take effect with signatures or seals of all parties.

11.3 This Agreement shall be provided to each party and Administration for Industry and Commerce, with equal legal effect.

(No text below)

Whereas, each party urges its authorized representative to sign the Capital Increase Agreement on the date on the homepage.

Capital increase party (Party A): Beijing Xietong Shifu Assets Management Co., Ltd.
(seal)

Legal representative or authorized representative:

(signature)